CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, CFO & Treasurer
DeFazio Communications, LLC	Business Development Corporation of America
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

Business Development Corporation of America

Announces an Increase to its Public Offering Price and Distribution Rate

New York, New York, October 17, 2012 ˗ Business Development Corporation of America (“BDCA” or the “Company”) announced today that its board of directors authorized an increase to the public offering price of its common shares from $10.60 to $10.70 per share. The change will become effective with BDCA’s next bi-monthly closing, scheduled on or about November 1, 2012, and is consistent with the Company’s pricing policy, which ensures that its net asset value (“NAV”) per share will not exceed its net offering price per share.

BDCA’s President and Chief Operating Officer, Peter M. Budko, added, “This increase in our public offering price reflects our focus on adhering to our pricing policy and adjusting the price to reflect changes in NAV.”

The Company also announced that its board of directors authorized an increase to its distribution rate. Based upon the new public offering price of $10.70 per share, the new distribution rate will be payable at an annual yield of 7.76%, equal to a rate of $0.00227397260 per share each day, to become effective with BDCA’s next bi-monthly closing, scheduled on or about November 1, 2012.

The Company’s Chief Investment Officer, Robert K. Grunewald, noted, “After the close of the third quarter of 2012, we are pleased to announce that our portfolio’s performance and earnings growth allowed us to make this additional distribution rate increase.”

Important Notice

A registration statement relating to the common stock of BDCA was filed with and has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). These securities have not been approved or disapproved by the SEC or any state securities commission, nor have they passed upon the accuracy or adequacy of the prospectus. The offering of BDCA’s common stock is being made solely by means of a written prospectus forming part of the effective registration statement. The prospectus, which is available at http://www.sec.gov or may be obtained by calling 1-888-518-8073, contains additional information about BDCA. The prospectus should be read carefully by an investor before investing. Investors are advised to consider the investment objective, risks, charges and expenses of BDCA carefully before investing. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

The statements in this press release that are not historical facts may be forward-looking statements, including statements with regard to the future performance of BDCA. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

To arrange interviews with BDCA executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.